Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)
(Form Type)

Diversified Energy Company PLC
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares	457(r) and 457(b)(1)	9,350,000(2)	$14.50	$135,575,000	0.00015310	$20,756.53
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$135,575,000		$20,756.53
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$20,756.53

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). This registration fee table shall be deemed to update the “Calculation of Filing Fee Tables” in the registrant’s Registration Statement on Form F‑3ASR (File No. 333-284846) filed on February 11, 2025, in accordance with Rules 456(b) and 457(r) under the Securities Act.

(2)	Includes 850,000 ordinary shares issuable upon exercise of the underwriters’ over-allotment option to purchase additional ordinary shares.